Exhibit 99.1


                              FOR IMMEDIATE RELEASE



Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
         J. Daniel Speight, Jr.- FLAG Financial Corporation (912/268-2200) Robert G. Cochran - Thomaston Federal Savings Bank (706/647-6601)


      FLAG FINANCIAL CORPORATION ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT
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                       WITH THOMASTON FEDERAL SAVINGS BANK
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LAGRANGE,  GA (MAY  7,  1999)  --  FLAG  FINANCIAL  CORPORATION  (NASDAQ:  FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation has executed a definitive agreement with Thomaston Federal Savings Bank ("TFSB") to combine its operations into FLAG by means of a tax-free merger. Thomaston Federal Savings Bank is located in Thomaston, Upson County, Georgia and has loan production offices in Columbus and Macon, Georgia and Phenix City and Opelika, Alabama.

The proposed combination is subject to regulatory approval and approval by the shareholders of TFSB. The combination, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated during the third quarter of 1999. Under the terms of the proposed agreement, shareholders of Thomaston Federal Savings Bank will receive 1.7275 shares of FLAG common stock for each share owned of TFSB stock. The transaction is expected to be accretive to future earnings of FLAG.

John S. Holle, Chairman of the Board of FLAG, and J. Daniel Speight, Jr., President and CEO of FLAG, commented, "The signing of the definitive agreement represents the next step in completing this transaction which was announced two months ago. By retaining the Thomaston Federal Savings Bank thrift charter, Thomaston will now be the third subsidiary of FLAG Financial, positioning the Company to operate going forward with maximum regulatory flexibility."

Robert G. Cochran, President and Chief Executive Officer of Thomaston Federal Savings Bank, added, "We are pleased to announce the completion of this phase of the combination of Thomaston Federal and FLAG Financial Corporation and look forward to finalization of the remaining regulatory, legal and stockholder requirements. The employee teams of both Thomaston Federal and FLAG have worked together well over the past 60 days to complete the definitive agreement, which further confirms the combination to be a strategic move, beneficial to our employees, customers and community."

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FLAG Financial  Corporation is the multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, based in LaGrange, Georgia, and Citizens Bank, based in Vienna, Georgia. Partner banks, which include Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. FLAG previously announced its completed acquisition, effective April 30, 1999, of the Blackshear branch office of First Georgia Bank, which will operate as a branch of Empire Banking Company and announced the opening of its first de novo branch, First Flag Bank - Statesboro, located in
Statesboro,   Georgia.  The  closing  of  these  transactions  increased  FLAG's franchise to include 25 offices serving twelve communities in the regions of west central, middle and southeast Georgia. FLAG reported assets of $532 million, loans of $395 million, deposits of $422 million and stockholders' equity of $49 million as of March 31, 1999.

FLAG also announced the execution of a Letter of Intent to merge with First Hogansville Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia, and the execution of a Definitive Agreement with Abbeville Capital Corporation, parent company of The Bank of Abbeville, located in Abbeville, South Carolina. Including shares issued as part of the Thomaston Federal transaction as well as the pending merger transactions, FLAG's shares outstanding will increase to approximately 8.3 million. FLAG currently has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG."

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